Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB ANNUAL MEETING RESULTS ANNOUNCED

ST. PAUL, Minn. – May 5, 2022 – Ecolab Inc. announced today at its annual meeting of stockholders that the slate of twelve director nominees named in the company’s proxy statement was elected for a one-year term ending at its annual meeting of stockholders in May 2022.

In other business during today’s meeting, stockholders ratified the appointment of PricewaterhouseCoopers LLP as Ecolab's independent registered public accounting firm for 2022 and approved, on an advisory basis, the compensation of executives disclosed in the company’s proxy statement. Also at the meeting, a stockholder proposal regarding special meeting ownership threshold was not approved.

The final vote tabulation on all matters voted upon during today’s meeting will be reported to the U.S. Securities and Exchange Commission on a current report on Form 8-K and such report will be made available on the company’s website, www.investor.ecolab.com.

About Ecolab

A trusted partner at nearly three million customer locations, Ecolab (ECL) is the global leader in water, hygiene and infection prevention solutions and services that help protect people, planet and business health. With annual sales of $13 billion and more than 47,000 associates, Ecolab delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, help maintain clean and safe environments, optimize water and energy use, and improve operational efficiencies and sustainability for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries around the world. www.ecolab.com

Follow us on LinkedIn @Ecolab, Twitter @Ecolab, Instagram @Ecolab_Inc and Facebook @Ecolab.

###

Investor Contacts:

Michael J. Monahan

+1 651 250 2809

Andrew C. Hedberg

+1 651 250 2185

Cairn Clark

+1 651 250 2291

May 5, 2022

(ECL-C)